EXHIBIT 99.1
PRESS RELEASE ISSUED BY COVAD COMMUNICATIONS GROUP, INC.
DATED DECEMBER 7, 2007

Media and Investors	Media
Santina Scalione	Christian Pinkston
Covad Communications	Pinkston Group
201-978-3986	703-574-2137
sscalion@covad.com	pinkston@pinkstongroup.com
Covad Approval Granted for Settlement Agreement to
Dismiss Derivative Lawsuit
Covad would receive approximately $5 million, net of plaintiffs’
counsel’s fee and certain costs
San Jose, Calif. — December 7, 2007 — Covad Communications Group, Inc. (AMEX: DVW) today announced that the settlement in the Khanna, et al. v. McMinn, et al. lawsuit, has been approved by the Court of Chancery of the State of Delaware in and for New Castle County. The terms of the settlement are described in more detail in Covad’s release dated October 1, 2007. If the approval of the settlement is not appealed, Covad would receive approximately $5 million, net of plaintiffs’ counsel’s fee and certain costs, which Covad currently expects will be paid in cash. If the court’s approval is appealed, however, then funding will not occur pending any appeal. There can be no assurance that Covad will receive any proceeds from the settlement until after the appeal deadline has expired without an appeal, or until all appeals, if any, are favorably concluded. There can also be no assurance that the final settlement will be obtained.
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About Covad
     Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, broadband wireless, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the litigation matters described in the body of the release and the proposed settlement agreement that are subject to certain risks and uncertainties and actual results may differ materially from those in the forward-looking statements. Factors that could affect actual results include conditions to completion of the settlement, many of which are outside of the Company’s control, and the inherent uncertainty of proposed settlements, litigation and appeals. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward looking statements to reflect new information, events or circumstances after the date of the release or to reflect the occurrence of unanticipated events.
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